Exhibit 3

SECOND AMENDMENT TO PLEDGE AGREEMENT

This Second Amendment to Pledge Agreement (this “Amendment”) dated as of May 6, 2020, is made by and between Bryant R. Riley, an individual (“Pledgor”), and Axos Bank (“Secured Party”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth for such terms in that certain Credit Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and between Pledgor (in its capacity as Borrower thereunder) and the Secured Party (in its capacity as Lender thereunder).

RECITALS

This Amendment is made with reference to the following facts:

A. Pledgor and Secured Party have entered into that certain Pledge Agreement, dated as of March 19, 2019, as amended by that certain First Amendment to Pledge Agreement, dated as of June 7, 2019 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”).

B. Subject to the terms and conditions set forth herein, Pledgor and Secured Party have agreed to amend the Pledge Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and benefits contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Pledgor and Secured Party hereby agree as follows:

1. AMENDMENT OF PLEDGE AGREEMENT

1.1 Section 1 (Definitions). Section 1 of the Pledge Agreement is amended by amending and restating the following definitions” in their entirety as follows:

“Issuer” means the Company and any other corporation, partnership, limited liability company, or similar entity, the Equity Interests of which are pledged pursuant to this Agreement as security for the Secured Obligations.

“Pledged Shares” means Equity Interests in which a security interest has been granted to Secured Party as security for the Secured Obligations, including, without limitation, (a) the Initial Pledged Shares, (b) all other Equity Interests from time to time delivered to the Secured Party or the Securities Account, and (c) Equity Interests otherwise constituting Proceeds of Pledged Shares.

“Readily Marketable” means, at any time in the case of any Pledged Shares with respect to which the Issuer is listed on the NASDAQ Stock Exchange or New York Stock Exchange, that Secured Party has the right to sell or otherwise dispose of such Pledged Shares pursuant to this Agreement, without violation of any Applicable Law or contract, to sell such Pledged Shares immediately on the NASDAQ Stock Exchange or New York Stock Exchange, as applicable.

“Securities Agreements” means, as the same have been or may hereafter be amended, modified, extended, renewed, supplemented or replaced from time to time, the Issuer’s Articles of Incorporation (or equivalent thereof), the Issuer’s Bylaws (or equivalent thereof), and all other present and future certificates, instruments, documents and agreements, whether written or oral, evidencing any of the Securities or evidencing or limiting any rights, titles, interests, powers, authorities, options, warrants, privileges or benefits of, accruing to or in any way relating to any of the Securities, including, without limitation, any such documents or agreements relating to the purchase, sale, transfer, conveyance, assignment, redemption, registration, encumbrance, exchange or disposition of, any of the Securities or any interest therein.

1.2 Section 2 (Pledge of Collateral). Section 2 of the Pledge Agreement is amended by amending and restating subparagraph (b) in its entirety as follows:

(b) No Restrictions. Unless otherwise approved by Secured Party in its sole discretion, Pledgor represents and warrants to Secured Party that the Pledged Shares are traded on the NASDAQ Stock Exchange or New York Stock Exchange, and, except for such restrictions that may exist as of the Closing Date as a result of the Pledged Shares being “control securities”, are not subject to any legend, contract or other restriction that could adversely impact Secured Party’s ability to enforce the Credit Documents in accordance with their terms, including through the sale, assignment or transfer of the Pledged Shares.

1.3 Section 3 (Representations and Warranties). Section 3 of the Pledge Agreement is amended by amending and restating subparagraphs (b) and (f) in their entirety as follows:

(b) Authorization. Pledgor has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms. The execution, delivery and performance of this Agreement in accordance with its terms, including the granting of the security interest hereunder, do not and will not, by the passage of time, the giving of notice, or both: (i) require any governmental approval or violate any Applicable Law relating to the Pledgor; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Issuer, or any indenture, agreement or other instrument to which the Pledgor is a party or by which it or any of the Collateral of the Pledgor or its other property may be bound; or (iii) result in or require the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral of the Pledgor or the Pledgor’s other property whether now owned or hereafter acquired.

1.4 Section 5 (Remedies). Section 5 of the Pledge Agreement is amended by amending and restating subparagraph (d) in its entirety as follows:

(d) If an Event of Default exists, Secured Party shall have the right, in its discretion, at any time, and from time to time, (i) to sign Pledgor’s name on any drafts or orders against, or demands, notices (including notices to the Issuer) or other documents directed to, Persons obligated or liable to Pledgor on account of or in respect of any of the Collateral, (ii) to indorse Pledgor’s name on any instruments, checks, drafts, orders or other items of payment constituting Collateral that may come into Secured Party’s possession or control from time to time, and/or (iii) to cause, or to require Pledgor to cause, any of the Collateral to be registered in the name of Secured Party or its nominees; (iv) to receive (and Pledgor will promptly deliver or cause to be delivered to Secured Party and, until so delivered, Pledgor shall hold as Secured Party’s agent and bailee) dividends, payments and all other money and other property in any form and for any reason paid, payable, distributed or distributable to Pledgor, or received or receivable by Pledgor, on account of or in respect of, or constituting, Collateral, with such executed indorsements, assignments and/or powers as Secured Party may from time to time request in good faith; (v) to notify, and/or to require Pledgor to notify, any the issuer and any and all other Persons obligated or liable on or with respect to any of the Collateral to deliver to Secured Party all money and other property in any form and for any reason payable or distributable to Pledgor, or receivable by Pledgor, on account of or in respect of, or constituting, Collateral; or (vi) to exercise any and all voting rights pertaining to the Collateral (which voting rights Pledgor shall no longer have the right to exercise so long as such Event of Default exists) and to exercise, or to require Pledgor to exercise, any and all rights of conversion, exchange, subscription, redemption or registration, and all privileges, options and rights pertaining to the Collateral, whether in connection with any merger, consolidation, insolvency, reorganization, recapitalization, dissolution, liquidation or other similar occurrence in respect of the Issuer or otherwise, and, in connection therewith, to deposit and deliver any or all of the Collateral to or with any committee, depository, transfer agent, registrar or other Person upon such terms and conditions as Secured Party may determine in its discretion. The Secured Party agrees to execute and deliver to Pledgor, or cause to be executed and delivered to Pledgor, as appropriate, at the sole cost and expense of the Pledgor, all such proxies, powers of attorney, dividend orders and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to receive the dividends which the Pledgor is authorized to retain and/or to exercise the voting and/or consensual rights and powers which the Pledgor is entitled to exercise.

2. CONDITIONS PRECEDENT

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

2.1 Documentation.

(a) Secured Party shall have received this Amendment, duly executed by Pledgor; and

(b) Secured Party shall have received such additional agreements, certificates, reports, approvals, instruments, documents, consents and/or reaffirmations as Secured Party may reasonably request.

2.2 Representations and Warranties. All of Pledgor’s representations and warranties contained herein shall be true and correct on and as of the date of execution hereof and no Event of Default shall have occurred and be continuing under the Credit Agreement or any of the other Loan Documents, as modified hereby.

3. REPRESENTATIONS AND WARRANTIES. Pledgor hereby represents and warrants to Secured Party as follows:

3.1 The execution and delivery by Pledgor, and the performance by Pledgor of his obligations under this Amendment, do not and will not (i) conflict with or result in any breach or contravention of, or the creation of any Lien under, any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Pledgor or his property is subject, or (ii) violate any Applicable Law.

3.2 This Amendment constitutes a legal, valid and binding obligation of Pledgor, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar state or federal debtor relief laws from time to time in effect which alter the enforcement of creditors’ rights in general and the availability of equitable remedies.

3.3 No Default exists.

3.4 The obligations of Borrower to repay the Advances, together with all interest accrued thereon, and all other obligations of Borrower under the Credit Documents, are absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to payment or satisfaction thereof.

3.5 Pledgor hereby reaffirms and restates as of the date hereof, all of the representations and warranties made by it as Pledgor under the Pledge Agreement and as Borrower under the Credit Agreement and the other Credit Documents, except to the extent such representations and warranties specifically relate to an earlier date.

4. MISCELLANEOUS

4.1 Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

4.2 Severable Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

4.3 Captions. Captions contained in this Amendment are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Amendment or any provision of this Amendment and shall not affect the construction of this Amendment.

4.4 Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

4.5 Non-Impairment of Loan Documents. On the date all conditions precedent set forth herein are satisfied in full, this Amendment shall be a part of the Pledge Agreement. Except as expressly provided in this Amendment, all provisions of the Pledge Agreement shall remain in full force and effect, and Secured Party shall continue to have all of its rights and remedies thereunder.

4.6 Credit Document. For the avoidance of doubt, the parties agree that this Amendment is a Credit Document, and that the Judicial Reference provisions found in Section 19 of the Pledge Agreement shall apply to this Amendment and any dispute or claim arising separately from this Amendment.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first set forth above.

PLEDGOR:

/s/ Bryant R. Riley
Bryant R. Riley

SECURED PARTY:

AXOS BANK

By:	/s/ Greg Garrabrants
Name:	Greg Garrabrants
Title:	President and CEO

[Signature Page to Second Amendment to Pledge Agreement]